Exhibit 10.41

WPX ENERGY NONQUALIFIED

RESTORATION PLAN

Amended and Restated Effective January 1, 2015

Table of Contents

ARTICLE I	Purpose and Intent	1
1.1	Purpose of the Plan	1
1.2	Intent and Construction	1

ARTICLE II	Definitions	1

2.1	Account	1
2.2	Administrative Committee	1
2.3	Affiliate	1
2.4	Beneficiary or Beneficiaries	1
2.5	Benefits Committee	2
2.6	Board	2
2.7	Code	2
2.8	Company	2
2.9	Compensation Committee	2
2.10	Contribution Credits	2
2.11	Disability and Disabled	2
2.12	Eligible Employee	2
2.13	Employer	3
2.14	Employer Matching Contributions	3
2.15	Employer Matching Contribution Account	3
2.16	Employer Non-Matching Contributions	3
2.17	Employer Non-Matching Contribution Account	3
2.18	ERISA	3
2.19	Fund or Funds	3
2.20	NQDC Plan	3
2.21	Participant	3
2.22	Plan	3
2.23	Plan Year	4
2.24	Qualified Plan	4
2.25	Section 409A	4
2.26	Separation from Service	4
2.27	Vested Percentage	4

ARTICLE III	Participation	4

ARTICLE IV	Contribution Credits and Accounts	4

4.1	Contribution Credits	4
4.2	Accounts	6
		6
ARTICLE V	Deemed Investment of Accounts

5.1	Participant Designation	6
5.2	Investment Funds	7
5.3	Earnings Allocations	7
5.4	Purpose of Investment Elections	7

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ARTICLE VI	Distributions	7

6.1	Distribution upon Death or Determination of Disability	7
6.2	Distribution upon Separation from Service Other than due to Death or Determination of Disability	7
6.3	Distribution of Contribution Credits Allocated after Payment of Account	7
6.4	Cashout Distributions	8

ARTICLE VII	Beneficiary Designations	8

7.1	Beneficiary	8
7.2	Beneficiary Designation; Change of Beneficiary Designation	8
7.3	Acknowledgment	8
7.4	No Beneficiary Designation	8
7.5	Divorce	8
7.6	Doubt as to Beneficiary	9
7.7	Discharge of Obligations	9

ARTICLE VIII	Administration	9

8.1	Provisions Concerning the Administrative Committee	9
8.2	Benefits Committee	10

ARTICLE IX	Claims and Review Procedure	10

9.1	Claims Procedure	10
9.2	Review Procedure	11
9.3	Disability Claims	12
9.4	Exhaustion of Administrative Remedies	12
9.5	Deadline to File Legal Action	12

ARTICLE X	Amendment and Termination of the Plan	12

10.1	Amendments	12
10.2	Termination of the Plan	13

ARTICLE XI	Miscellaneous	14

11.1	Unfunded and Unsecured	14
11.2	Restriction Against Assignment	14
11.3	Trust	14
11.4	Withholding	15
11.5	Payment in Event of Incapacity	15
11.6	Protective Provisions	15
11.7	Compliance with Section 409A	15
11.8	Recovery of Overpayments	16
11.9	Employment Not Guaranteed	16
11.10	Participants Should Consult Advisors	16
11.11	Successors	16
11.12	Indemnification	16

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11.13	Headings	16
11.14	Construction of Provisions	16
11.15	Governing Law	17

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WPX ENERGY NONQUALIFIED

RESTORATION PLAN

PURPOSE AND INTENT

1.1 Purpose of the Plan. WPX Energy Services Company, LLC, a Delaware limited liability company (the “Company”), hereby amends and restates the WPX Energy Nonqualified Restoration Plan (the “Plan”), effective January 1, 2015 (the “Effective Date”).  The purpose of the Plan is to restore to eligible employees certain benefits that may be limited under the Company’s qualified retirement plan as a result of limits imposed on such benefits under the Internal Revenue Code.  To accomplish its objectives, the Plan consists of a combination of separate plans, with the first plan being an excess benefit plan as described in Section 3(36) of ERISA and the second plan being a make-up for benefits that are limited due to Section 401(a)(17) of the Code or that are limited due to participation in the NQDC Plan.  The Plan is intended to attract and retain highly qualified employees and to reward such individuals for their contributions to the success of the Company and its Affiliates.  Except as otherwise provided herein, the Plan as amended and restated reflects the contribution provisions as applicable from the Plan’s inception.

1.2Intent and Construction.  The Plan shall be “unfunded” for tax purposes and for purposes of Title I of ERISA.  A Participant’s interests under the Plan do not represent or create a claim against specific assets of the Company or any Affiliate.  Nothing herein shall be deemed to create a trust of any kind or create any fiduciary relationship between the Company, an Affiliate, the Administrative Committee, the Benefits Committee and a Participant, the Participant’s Beneficiary or any other person.  To the extent any person acquires a right to receive payments under this Plan, such right is no greater than the right of any other unsecured general creditor of the Company or applicable Employer. The Plan is intended to be in compliance with Section 409A of the Code and shall be interpreted, applied and administered at all times in accordance with Section 409A of the Code and the guidance issued thereunder.  With respect to the portion of the Plan that is not an excess benefit plan as described in Section 3(36) of ERISA, the Plan is intended to be an unfunded and unsecured plan maintained by the Company primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees.

ARTICLE II
DEFINITIONS

2.1“Account” shall mean the bookkeeping account maintained under the Plan to reflect the Contribution Credits allocated to a Participant pursuant to Section 4.1, and any earnings credited thereto.

2.2“Administrative Committee” shall mean the committee which is initially comprised of an individual or of those individuals who are appointed to serve on the Administrative Committee by the Benefits Committee, as well as any individual who becomes a member of the Administrative Committee pursuant to Section 8.1, until the time that any such individual ceases to be a member of the Administrative Committee pursuant to Section 8.1.

2.3“Affiliate” shall mean all persons with whom the Company would be considered a single employer under Sections 414(b) and 414(c) of the Code.

2.4“Beneficiary” or “Beneficiaries” shall mean, with respect to a Participant, the person or persons designated or otherwise determined in accordance with Article VII to receive any benefits which may become payable under the Plan by reason of the death of the Participant.  A person designated or otherwise determined to be a Beneficiary under the terms of the Plan has no interest in or right under the Plan until the Participant in question has died. A person will cease to be a Beneficiary on the day on which all benefits to which such person is entitled under the Plan have been distributed.

2.5“Benefits Committee” shall mean the committee which is composed of an individual or those individuals who are appointed by the Company, as well as any individual who becomes a member of the Benefits Committee pursuant to Section 8.2, until the time that any such individual ceases to be a member of the Benefits Committee pursuant to Section 8.2.

2.6“Board” shall mean the board of directors of WPX Energy, Inc.

2.7“Code” shall mean the Internal Revenue Code of 1986, as amended (including, when the context requires, all regulations, interpretations and rulings issued thereunder). Any reference to a specific provision of the Code includes a reference to that provision as it may be amended from time to time and to any successor provision.

2.8“Company” shall mean WPX Energy Services Company, LLC.

2.9“Compensation Committee” shall mean the committee of the Board designated as the Compensation Committee.

2.10“Contribution Credits” shall mean the amounts credited to a Participant’s Account pursuant to Article IV.

2.11“Disability” and “Disabled” shall mean (consistent with the requirements of Section 409A) that the Participant:  (a) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; or (b) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Employer. The Administrative Committee may require that the Participant submit evidence of such qualification for disability benefits to determine that the Participant is disabled under this Plan.

2.12“Eligible Employee”

(a)For purposes of eligibility to receive a Contribution Credit for a Plan Year pursuant to Sections 4.1(a)(1), 4.1(b) and/or 4.1(c), the term “Eligible Employee” shall mean an employee of an Employer who:

(1)is in a class of employees designated by the Compensation Committee to be eligible to participate in the Plan; and

(2)with respect to Sections 4.1(a)(1) and 4.1(b), is a participant in the Qualified Plan whose allocation of Employer Matching Contributions or Employer Non-Matching Contributions to his or her Qualified Plan account for such Plan Year has been limited due to the application of Section 401(a)(17) of the Code; and

(3)with respect to Section 4.1(c), is a participant in the Qualified Plan whose allocation of Employer Non-Matching Contributions to his or her Qualified Plan

account for such Plan Year has been reduced as a result of such employee’s election to defer compensation under the NQDC Plan.

(b)For purposes of eligibility to receive a Contribution Credit for a Plan Year under the excess benefit plan (as described in Section 3(36) of ERISA) component of the Plan pursuant to Section 4.1(a)(2), the term “Eligible Employee” shall mean an employee of an Employer who:

(1) is in a class of employees designated by the Compensation Committee to be eligible to participate in the Plan; and

(2) is a participant in the Qualified Plan whose allocation of Employer Non-Matching Contributions to his or her Qualified Plan account for such Plan Year has been limited due to the application of Section 415 of the Code.

(c)Notwithstanding Sections 2.12(a) and (b), in no event shall an individual be an Eligible Employee if such individual is determined by the Compensation Committee to be ineligible for any reason, including a determination that such individual does not belong to a select group of management or highly compensated employees.

2.13 “Employer” shall mean the Company and any Affiliate which has been designated by the Compensation Committee as a participating employer in the Plan.

2.14“Employer Matching Contributions” shall have the meaning given to that term in the Qualified Plan.

2.15“Employer Matching Contribution Account” shall have the meaning given to that term in the Qualified Plan.

2.16“Employer Non-Matching Contributions” shall have the meaning given to that term in the Qualified Plan.

2.17“Employer Non-Matching Contribution Account” shall have the meaning given to that term in the Qualified Plan.

2.18 “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended (including, when the context requires, all regulations, interpretations and rulings issued thereunder).  Any reference to a specific provision of ERISA includes a reference to that provision as it may be amended from time to time and to any successor provision.

2.19“Fund” or “Funds” shall mean one or more of the investment options designated as an available investment option under the Plan pursuant to Section 5.2.

2.20“NQDC Plan” shall mean the WPX Energy Nonqualified Deferred Compensation Plan, as amended.

2.21 “Participant” shall mean an Eligible Employee for whom an Account is maintained.  An individual will cease to be a Participant at such time that the Participant’s Account has been fully distributed or forfeited in accordance with the Plan.

2.22“Plan” shall mean the WPX Energy Nonqualified Restoration Plan, as amended.

2.23“Plan Year” shall have the meaning given to that term in the Qualified Plan.

2.24“Qualified Plan” shall mean the WPX Energy Savings Plan, as amended.

2.25“Section 409A” shall mean Section 409A of the Code, as amended, and all rules, regulations, interpretations and rulings issued thereunder.

2.26“Separation from Service” shall mean the complete termination of a Participant’s services as an employee of an Employer, whether voluntary or involuntary, for any reason or, if less than a complete termination, such services decrease to a level that is less than twenty percent (20%) of the average level of services performed by the Participant over the immediately preceding thirty-six (36) month period (or the full period of services if the Participant has been employed by the Employer for less than thirty-six (36) months).  For purposes of applying this Section 2.26, the term “Separation from Service” shall be applied in conformance with Section 1.409A-1(h) of the Treasury Regulations.  For the limited purpose of determining whether a Separation from Service has occurred, the term “Employer” shall include the person for whom the Participant performs services and all persons with whom such person would be considered a single employer under Sections 414(b) and (c) of the Code, except that in applying Sections 1563(a)(1), (2), and (3) of the Code for purposes of determining a controlled group of corporations under Section 414(b) of the Code, the language “at least 50 percent” is used instead of “at least 80 percent” each place it appears in Section 1563(a)(1), (2), and (3), and in applying Section 1.414(c)-2 of the Treasury Regulations for purposes of determining trades or businesses that are under common control for purposes of Section 414(c) of the Code, “at least 50 percent” is used instead of “at least 80 percent” each place it appears in Section 1.414(c)-2 of the Treasury Regulations.

2.27“Vested Percentage” means the Participant’s nonforfeitable percentage under the terms of the Qualified Plan, determined as of the date of the Participant’s Separation from Service.  For this purpose: (i) the Participant’s nonforfeitable percentage with respect to Employer Matching Contributions under the Qualified Plan shall apply to Contribution Credits under this Plan determined pursuant to Section 4.1(a)(1); and (ii) the Participant’s nonforfeitable percentage with respect to Employer Non-Matching Contributions under the Qualified Plan shall apply to Contribution Credits under this Plan determined pursuant to Section 4.1(a)(2), 4.1(b) and 4.1(c).  Notwithstanding the preceding two sentences, if a Participant dies or is Disabled prior to the Participant’s Separation from Service, the Participant’s Vested Percentage with respect to all amounts credited under this Plan shall be 100% as of the date of such death or Disability.

ARTICLE III
PARTICIPATION

An Eligible Employee shall become a Participant in the Plan at the time he or she is first credited with a Contribution Credit for a Plan Year pursuant to Section 4.1; provided, however, that a Participant shall only be eligible to receive a Contribution Credit with respect to any subsequent Plan Year if he or she satisfies the requirements of Section 4.1 for such Plan Year.

ARTICLE IV
CONTRIBUTION CREDITS AND ACCOUNTS

4.1Contribution Credits.  The amount credited to an Eligible Employee’s Account with respect to a Plan Year shall be determined in accordance with the terms of this Section 4.1.

(a)Restoration of Matching Contributions Limited by Code Section 401(a)(17) and Non-Matching Contributions Limited by Code Section 415.  Subject to the restrictions described in this Section 4.1, if, for the applicable Plan Year, an Eligible Employee has made the maximum elective deferral contribution to the Qualified Plan permitted under Section 402(g) of the Code or the maximum elective deferral contribution permitted under the terms of the Qualified Plan, the Employer shall credit to such Eligible Employee’s Account an amount equal to:

(1)the amount of Employer Matching Contributions that would have been (but were not) allocated to such Eligible Employee’s Employer Matching Contribution Account in the Qualified Plan for such Plan Year had such Employer Matching Contributions not been limited by application of Section 401(a)(17) of the Code; and

(2)the amount of Employer Non-Matching Contributions that would have been (but were not) allocated to such Eligible Employee’s Employer Non-Matching Contribution Account in the Qualified Plan for such Plan Year had such Employer Non-Matching Contributions not been limited by application of Section 415 of the Code.

(b)Restoration of Non-Matching Contributions Limited by Code Section 401(a)(17).  Subject to the restrictions described in this Section 4.1, the Employer shall credit to an Eligible Employee’s Account an amount equal to the amount of Employer Non-Matching Contributions that would have been (but were not) allocated to such Eligible Employee’s Employer Non-Matching Contribution Account in the Qualified Plan for the applicable Plan Year had such Employer Non-Matching Contributions not been limited by application of Section 401(a)(17) of the Code.

(c)Restoration of Non-Matching Contributions Limited by NQDC Plan Deferrals.  Subject to the restrictions described in this Section 4.1, if an Eligible Employee has elected to defer compensation under the NQDC Plan for a Plan Year, the Employer shall credit to such Eligible Employee’s Account an amount equal to the amount of Employer Non-Matching Contributions that would have been (but were not) allocated to such Eligible Employee’s Employer Non-Matching Contributions Account in the Qualified Plan for such Plan Year but for such Eligible Employee’s deferral election in the NQDC Plan.

(d)Last Day of Year Employment Requirement.  Effective as of January 1, 2015, an Eligible Employee must be employed by the Employer on the last day of the applicable Plan Year to receive an allocation of Contribution Credits under Sections 4.1(a), (b) or (c) for such Plan Year unless, during such Plan Year, the Eligible Employee: (i) terminated employment with the Employer after satisfying the age and service requirements to be considered to have retired within the meaning of the Retirement Definition Policy applicable to the Qualified Plan, as in effect on the date of such Eligible Employee’s Separation from Service; (ii) Separates from Service due to Death; or (iii) Separates from Service due to Disability.  An Eligible Employee who is on a leave of absence that has been authorized by the Employer will be considered to be employed by the Employer for purposes of this Section 4.1(d).

(e)Determination of Contribution Credits.  The initial Contribution Credits under this Section 4.1 shall be allocable with respect to the contributions made to the Qualified Plan for the Plan Year ending on December 31, 2012.  The amount of any subsequent Contribution Credits to be allocated to an Eligible Employee’s Account under this Section 4.1 shall be determined under the terms of the Plan as in effect on the date that such amount is credited to an Eligible Employee’s Account pursuant to Section 4.2(a).  An Eligible Employee shall have no right or claim to have any amount credited to his or her Account pursuant to this Section 4.1, with respect to the applicable Plan Year, prior to the date that such amount is credited to the Eligible Employee’s Account.

(f)Incorporation of Qualified Plan Terms.  In addition to the other requirements described in this Section 4.1, an Eligible Employee’s eligibility to receive Contribution Credits pursuant to this Section 4.1 with respect to a Plan Year also shall be contingent on the Eligible Employee’s satisfaction of any applicable service or eligibility requirements to receive Employer Matching Contributions or Employer Non-Matching Contributions, as applicable, under the terms of the Qualified Plan.  The amounts credited to an Eligible Employee’s Account under this Section 4.1 shall be calculated using the same percentages on which the Eligible Employee’s Employer Matching Contributions and Employer Non-Matching Contributions in the Qualified Plan for the Plan Year were determined.

(g)Minimum Contribution Credit.  Notwithstanding anything in this Section 4.1 to the contrary, in no event will an initial Contribution Credit be allocated to an Eligible Employee’s Account unless the aggregate of such initial Contribution Credit is at least fifty dollars ($50).

4.2Accounts.

(a)Crediting of Accounts.  An Account will be maintained for each Participant to whom amounts are credited pursuant to Section 4.1.  Contribution Credits pursuant to Section 4.1 will be credited to the Participant’s Account as of a date established by the Administrative Committee following the end of the Plan Year to which such Contribution Credits relate (provided that such date shall be no later than the last day of the next following Plan Year).

(b)Establishment of Subaccounts.  A Participant’s Account may be divided into such subaccounts as are determined necessary to reflect amounts that may be credited under different components of the Plan or that may be subject to different Vested Percentages, as determined under the terms of the Qualified Plan, and for such other purposes as determined necessary or appropriate by the Administrative Committee or a recordkeeper engaged to provide recordkeeping services with respect to the Plan.

(c)Nature of Accounts.  A Participant’s Account and any subaccounts created thereunder will be used solely as a measuring device to determine the amount to be paid to a Participant under this Plan.  An Account does not constitute, nor will it be treated as, property or a trust fund of any kind.  A Participant’s rights hereunder are limited to the right to receive Plan benefits as provided herein.

Deemed Investment of Accounts

5.1Participant Designation.  Each Participant shall designate, in accordance with any procedures, restrictions and conditions established by the Administrative Committee, the manner in which the amounts credited to the Participant’s Account shall be deemed to be invested for purposes of determining the amount of earnings and losses to be credited to such Account.  For this purpose, a Participant may specify that all or any percentage of his or her Account shall be deemed to be invested, in such percentage increments as the Administrative Committee may prescribe, in one or more of the Funds that have been designated as alternative investments under the Plan pursuant to Section 5.2.  A Participant’s designation shall remain in effect until a new designation is made in the manner required by the Administrative Committee, subject to the termination and/or replacement of a Fund as an available investment option and further subject to any timing restrictions imposed by the Administrative Committee.  If a Participant fails to provide a designation in the manner required by the Administrative Committee, the Participant’s Account shall be deemed to be invested in a default Fund designated by the Company from time to time for such purpose.

5.2Investment Funds.  The Company shall specify the investment options that will constitute the Funds and may change the available investment options from time to time.  The Company may designate employees of the Company or other individuals or entities to act, solely in an agency capacity, on behalf of the Company for this purpose.  The Company and any employee of the Company and other individual or entity designated to act on behalf of the Company for the purpose of selecting the Funds, as well as the Administrative Committee and the Benefits Committee, make no promise or guarantee regarding the performance of any Fund and shall have no liability to any Participant, Beneficiary or any other individual or entity with respect to the selection of the Funds or any decrease (or lack of increase) in a Participant’s or Beneficiary’s Account as a result of the performance or lack thereof of: (i) the Funds selected by the Participant; or (ii) the default Fund applicable to amounts for which a Participant or Beneficiary has failed to provide an investment designation in the manner required by the Administrative Committee.  A Participant or Beneficiary assumes all risk associated with his or her investment designation or failure to provide an investment designation, as well as all risk associated with the unsecured nature of the Plan as described in Section 11.1.

5.3Earnings Allocations.  The balance of a Participant’s Account shall reflect the result of daily pricing of the assets in which such Account is deemed invested from time to time until the time of distribution.

5.4Purpose of Investment Elections.  A Participant’s Fund elections shall be solely for purposes of calculation of the notional gains and losses credited on the Participant’s Account.  The Employers shall have no obligation to set aside or invest amounts as directed by the Participant and, if an Employer elects to invest amounts as directed by the Participant, the Participant shall have no more right to such investments than any other unsecured general creditor.

ARTICLE VI
DISTRIBUTIONS

6.1Distribution upon Death or Determination of Disability.  In the event a Participant is determined to be Disabled or dies prior to the commencement of payment of Plan benefits, the Vested Percentage of the Participant’s Account shall be paid to the Participant or, in the case of death, the Participant’s Beneficiary, in a single lump sum payment of cash within the ninety (90) day period beginning on the date of determination of Disability or the date of death, as applicable.  The amount distributed pursuant to this Section 6.1 shall be the value of the Participant’s Account as of the last day of the month preceding the date of distribution, multiplied by the Participant’s Vested Percentage.  In the event multiple subaccounts are maintained on a Participant’s behalf, the respective Vested Percentages applicable to such subaccounts shall be applied to determine the amount to be distributed.

6.2Distribution upon Separation from Service Other than due to Death or Determination of Disability.  In the event of a Participant’s Separation from Service other than by reason of Disability or death, the Vested Percentage of the Participant’s Account shall be paid to the Participant in a single lump sum payment of cash within the thirty (30) day period beginning on the first day of the seventh (7th) month commencing after such Separation from Service.  The amount distributed pursuant to this Section 6.2 shall be the value of the Vested Percentage of the Participant’s Account as of the last day of the month preceding the date of distribution, multiplied by the Participant’s Vested Percentage.  If multiple subaccounts are maintained on a Participant’s behalf, the respective Vested Percentages applicable to such subaccounts shall be applied to determine the amount to be distributed.

6.3Distribution of Contribution Credits Allocated after Payment of Account.  In the event a Participant is eligible to receive an allocation of Contribution Credits pursuant to Section 4.1 after the date that such Participant receives a distribution of his or her Account pursuant to Sections 6.1 or 6.2, the value of the Vested Percentage of such Contribution Credits shall be paid to the Participant in a single lump sum payment of cash within the thirty (30) day period beginning on the date that such Contribution Credits would otherwise be allocated to the Participant’s Account pursuant to Section 4.2(a).

6.4Cashout Distributions.  Notwithstanding any other provision in the Plan, in accordance with Section 1.409A-3(j)(4)(v) of the Treasury Regulations, the Employer shall have the discretion to require a mandatory lump sum payment of a Participant’s Account as of a date specified by the Administrative Committee, provided that: (i) the payment results in the termination and liquidation of the entirety of the Participant’s interest under the Plan, including all agreements, methods, programs, or other arrangements with respect to which deferrals of compensation are treated as having been deferred under a single nonqualified deferred compensation plan under Section 1.409A–1(c)(2) of the Treasury Regulations; and (ii) the payment is not greater than the applicable dollar amount under Section 402(g)(1)(B) of the Code.

BENEFICIARY DESIGNATIONS

7.1Beneficiary.  Each Participant shall have the right, at any time, to designate his or her Beneficiary(ies) (both primary as well as contingent) to whom payment under the Plan shall be made in the event of the Participant’s death.

7.2Beneficiary Designation; Change of Beneficiary Designation. A Participant shall designate his or her Beneficiary by executing and submitting a beneficiary designation form (which may be electronic) to the Administrative Committee in the manner prescribed by the Administrative Committee.  A Participant shall have the right to change a Beneficiary by executing and submitting a new beneficiary designation form in the manner prescribed by the Administrative Committee.  Upon the acceptance by the Administrative Committee of a new beneficiary designation form, all beneficiary designations previously filed shall be cancelled. The Employer and the Administrative Committee shall be entitled to rely on the last beneficiary designation form filed by the Participant and acknowledged by the Administrative Committee prior to his or her death.

7.3Acknowledgment. No designation or change in designation of a Beneficiary shall be effective until received and acknowledged by the Administrative Committee or its designee during the Participant’s lifetime.

7.4No Beneficiary Designation. If a Participant fails to designate a Beneficiary as provided in this Article VII or if all designated Beneficiaries predecease the Participant or die prior to complete distribution of the Participant’s benefits, then the Administrative Committee shall direct the distribution of such benefits to the Participant’s estate unless the Participant is survived by a spouse, in which event such distribution shall be made to the surviving spouse.

7.5Divorce. Prior to the Participant’s death and upon the entry of a decree of divorce respecting a married Participant and his or her spouse, any designation of such spouse as Beneficiary of such Participant shall be revoked automatically and become ineffective on and after the date the decree is entered.  The automatic revocation of such Beneficiary designation shall cause the Participant’s benefit to be distributed under the provisions of the Plan as if such spouse had predeceased the Participant.  However, a Participant may designate a former spouse as a Beneficiary under the Plan, provided a properly completed Beneficiary designation form is submitted to and acknowledged by the Administrative Committee subsequent to entry of a decree of divorce respecting the Participant and such former spouse.

7.6Doubt as to Beneficiary. If the Administrative Committee has any doubt as to the proper Beneficiary to receive payments pursuant to the Plan, the Administrative Committee shall have the right, exercisable in its discretion, to withhold such payments until this matter is resolved to the Administrative Committee’s satisfaction.

7.7Discharge of Obligations. The payment of benefits under the Plan to a Beneficiary shall fully and completely discharge the Employer and all Affiliates from all further obligations under the Plan with respect to the Participant.

ARTICLE VIII
ADMINISTRATION

8.1Provisions Concerning the Administrative Committee.

(a)Membership and Voting.  The Administrative Committee shall consist of not less than one (1) member.  The Administrative Committee may remove any of its members at any time, with or without cause, by written notice to such member.  Any member may resign by delivering a written resignation to the Administrative Committee.  Vacancies in the Administrative Committee arising by death, resignation or removal shall be filled by the Administrative Committee.  The Administrative Committee shall act by a majority of its members at the time in office, and such action may be taken by a vote at a meeting, in writing without a meeting, or by telephonic communications.  Attendance at a meeting shall constitute waiver of notice thereof.  A member of the Administrative Committee who is a Participant of the Plan shall not vote on any question relating specifically to such Participant.  Any such action shall be voted or decided by a majority of the remaining members of the Administrative Committee.  The Administrative Committee shall designate one (1) of the members as the chairman and shall appoint a secretary who may, but need not, be a member.  The Administrative Committee may appoint from its members such subcommittees with such powers as the Administrative Committee shall determine.

(b)Duties of Administrative Committee.  The Administrative Committee shall administer the Plan in accordance with its terms and shall have all the powers and discretionary authority necessary to carry out such terms.  The Administrative Committee shall execute any certificate, instrument or other written direction on behalf of the Plan and may direct the Employer to make any payment on behalf of the Plan.  All interpretations of this Plan, and questions concerning its administration and application, shall be determined by the Administrative Committee in its discretion, and such determination shall be binding on all persons, except as otherwise expressly provided herein.  The Administrative Committee may appoint such accountants, counsel, specialists, and other persons as the Administrative Committee deems necessary or desirable in connection with the administration of this Plan.  Such accountants and counsel may, but need not, be accountants and counsel for the Employer or an Affiliate.

(c)Establishment of Rules and Procedures.  The Administrative Committee may establish such rules and procedures as are necessary for the proper administration of the Plan.  All Participant elections, including but not limited to elections with respect to: (i) the Funds which shall act as the basis for crediting of earnings or losses on Account balances; and (ii) Beneficiary designations, must be made in a form provided by the Administrative Committee and must be made in accordance with the procedures, requirements and deadlines established by the Administrative Committee.

8.2Benefits Committee.

(a)Membership and Voting.  The Benefits Committee shall consist of not less than one (1) member and not more than five (5) members and vacancies of the Benefits Committee shall be filled by the remaining members of the Benefits Committee.  The Benefits Committee may remove any of its members at any time, with or without cause, by written notice to such member.  Any member may resign by delivering a written resignation to the Benefits Committee.  The Benefits Committee shall act by a majority of its members at the time in office, and such action may be taken by a vote at a meeting, in writing without a meeting, or by telephonic communications.  Attendance at a meeting shall constitute waiver of notice thereof.  A member of the Benefits Committee who is a Participant of the Plan shall not vote on any question relating specifically to such Participant.  Any such action shall be voted or decided by a majority of the remaining members of the Benefits Committee.  The Benefits Committee shall designate one (1) of the members as the chairman and shall appoint a secretary who may, but need not, be a member.

(b)Authority of Benefits Committee.  The Benefits Committee’s sole responsibility with respect to the Plan shall be the authority to approve certain amendments to the Plan as described in Section 11.1.  The Benefits Committee shall have no discretionary authority under the Plan.  In the performance of its settlor responsibilities, the Benefits Committee may appoint such accountants, counsel, specialists, and other persons, as it deems necessary or desirable in connection with its duties under this Plan.  Such accountants and counsel may, but need not, be accountants and counsel for the Employer or an Affiliate.

CLAIMS AND REVIEW PROCEDURE

9.1Claims Procedure.  Any Participant or Beneficiary may file a written claim with the Administrative Committee setting forth the nature of the benefit claimed, the amount thereof, and the basis for claiming entitlement to such benefit.  A claim under this Plan shall be adjudicated by the Administrative Committee in accordance with this Article IX.

(a)Initial Claim.  The claimant initiates a claim by submitting to the Administrative Committee a written claim for benefits.

(b)Timing of Administrative Committee Response.  The Administrative Committee shall respond to such claimant within ninety (90) days after receiving the claim.  If the Administrative Committee determines that special circumstances require additional time for processing the claim, the Administrative Committee can extend the response period by an additional ninety (90) days by notifying the claimant in writing, prior to the end of the initial ninety (90) day period, that an additional period is required.  Such notice shall indicate the special circumstances requiring the additional time and the date by which the Administrative Committee expects to respond.  If the period of time is extended because the claimant has failed to provide necessary information to decide the claim, the period for the Administrative Committee to respond shall be tolled from the date on which the notification of the additional period is sent to the claimant, until the date on which the claimant provides the information.  If the claimant fails to provide necessary information to decide the claim within the time period specified by the Administrative Committee, the claim shall be denied.

(c)Notice of Decision.  If the Administrative Committee denies part or all of the claim, the Administrative Committee shall notify the claimant in writing of such denial.  Such notice shall include the specific reason or reasons for the denial; specific references to the Plan provisions on which the denial is based; a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and a description of the Agreement’s review procedure including, if applicable, a statement of the claimant’s rights to bring a civil action under Section 502 of ERISA following an adverse determination on review.

(d)Deadline to File Claim.  To be considered timely under the Plan’s claim and review procedure, a claim for payment must be filed with the Administrative Committee on or before the last day of the 12th month beginning after the due date for the requested payment or benefit.

9.2Review Procedure.  If the Administrative Committee denies part or all of the claim, the claimant shall have the opportunity for a full and fair review by the Administrative Committee of the denial, as follows:

(a)Review Request.  To initiate the review, the claimant, within sixty (60) days after receiving the Administrative Committee’s notice of denial, must file with the Administrative Committee a written request for review.

(b)Additional Submissions.  The claimant shall have the opportunity to submit written comments, documents, records and other information relating to the claim.  The claimant shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claim for benefits.  The review of the claim shall take into account all comments, documents, records, and other information submitted by the claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

(c)Timing of Administrative Committee Response.  The Administrative Committee shall respond in writing to such claimant within sixty (60) days after receiving the request for review.  If the Administrative Committee determines that special circumstances require additional time for processing the claim, the Administrative Committee can extend the response period by an additional sixty (60) days by notifying the claimant in writing, prior to the end of the initial sixty (60) day period, that an additional period is required.  Such notice shall indicate the special circumstances requiring the additional time and the date by which the Administrative Committee expects to respond.  If the period of time is extended because the claimant has failed to provide necessary information to decide the claim, the period for the Administrative Committee to respond shall be tolled from the date on which the notification of the additional period is sent to the claimant, until the date on which the claimant provides the information.  If the claimant fails to provide necessary information to decide the claim within the time period specified by the Administrative Committee, the claim shall be denied.

(d)Notice of Decision.  The Administrative Committee shall notify the claimant in writing of its decision on review.  In the case of denial, such notice shall include the specific reason or reasons for the denial; specific references to the Plan provisions on which the denial is based; a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claimant’s claim for benefits; and, if applicable, a statement of the claimant’s right to bring an action under Section 502(a) of ERISA.

9.3Disability Claims.  In the event a Participant’s or Beneficiary’s claim relates to a determination of Disability, the claim and review procedures described in Sections 9.1 and 9.2 shall be modified as necessary to comply with the requirements applicable to disability claims under 29 C.F.R. § 2560.503-1.

9.4Exhaustion of Administrative Remedies.  No claimant may commence any legal action to recover a benefit under this Agreement or to enforce or clarify rights under this Plan until the claim and review procedure set forth herein has been exhausted in its entirety.  In any such legal action, all explicit and all implicit determinations by the Administrative Committee (including, but not limited to, determinations as to whether the claim, or a request for a review of a denied claim, was timely filed) shall be afforded the maximum deference permitted by law.

9.5Deadline to File Legal Action.  No legal action to recover benefits under this Plan or to enforce or clarify rights under this Plan may be brought by any claimant on any matter pertaining to this Plan unless the legal action is commenced in the proper forum on or before the last day of the twelfth (12th) month beginning after the date the claimant has received a denial on review following exhaustion of the claim and review procedure.

ARTICLE X

ADMENDMENT AND TERMINATION OF THE PLAN

10.1Amendments.

(a)Right to Amend.  The Compensation Committee shall have the right at any time and from time to time, and retroactively if deemed necessary or appropriate, to modify or amend in whole or in part any or all of the provisions of the Plan.  The Benefits Committee shall have the right at any time and from time to time, and retroactively if deemed necessary or appropriate, to modify or amend in whole or in part any or all of the provisions of the Plan, provided such modification or amendment constitutes a non-material amendment.  Non-material amendments consist of: (i) changes required by applicable law, (ii) modifications of the administrative provisions of the Plan to cause the Plan to operate more efficiently, (iii) changes required as part of the collective bargaining process, and (iv) modifications or amendments to incorporate changes provided that such modification or amendment does not materially increase Employer contributions.  Any amendment or modification to the Plan shall be effective at such date as the Compensation Committee may determine with respect to any amendment adopted by the Compensation Committee and as the Benefits Committee may determine with respect to any non-material amendment adopted by the Benefits Committee.

(b)Effect of Amendment.  The right to amend described in Section 10.1(a) may be exercised at any time, without the consent of any Participant or Beneficiary; provided, however, that no amendment shall divest any Participant or Beneficiary of rights to which he or she would have been entitled if the Plan had been terminated on the effective date of such amendment except: (i) to the extent that a termination of the Plan pursuant to Section 10.2 would result in an accelerated distribution of the Participant’s benefits under the Plan; and (ii) to the extent necessary to comply with any applicable law, rule or regulation, including, but not limited to, Code Section 409A. Notwithstanding the foregoing, the Plan and any payment hereunder may be amended unilaterally by the Compensation Committee or the Benefits Committee, subject to the restrictions described in Section 10.1(a), at any time to make such changes as may be required to comply with Section 409A.

10.2Termination of the Plan. The Compensation Committee shall have the right to terminate the Plan at any time. Upon termination of the Plan, distributions in respect of amounts credited to a Participant’s Account as of the date of the termination shall be made in the manner and at the time heretofore prescribed. If the Plan is terminated and a trust has been established (as described in Section 11.3), the trust will pay benefits as provided under the amended or terminated Plan. Notwithstanding the foregoing, the Compensation Committee may, in its sole discretion, terminate the Plan and accelerate the time and form of payment of benefits under the Plan, only under the following circumstances:

(a)The Compensation Committee may terminate and liquidate the Plan within twelve (12) months of a corporate dissolution taxed under Section 331 of the Code, or with the approval of a bankruptcy court pursuant to 11 U.S.C. § 503(b)(1)(A), provided that the remaining unpaid benefits under the Plan are included in the Participants’ respective gross incomes in the latest of: (i) the calendar year in which the Plan termination and liquidation occurs; (ii) the first calendar year in which such benefits are no longer subject to a substantial risk of forfeiture; or (iii) the first calendar year in which the payment is administratively practicable.

(b)The Compensation Committee may terminate and liquidate the Plan in connection with the occurrence of a “change in control event” (within the meaning of Section 1.409A-3(i)(5) of the Treasury Regulations) (a “Section 409A Change in Control”), provided that the following requirements are satisfied:

(1)The Compensation Committee takes irrevocable action to terminate and liquidate the Plan during the period beginning thirty (30) days preceding the Section 409A Change in Control and ending twelve (12) months following such Section 409A Change in Control;

(2)The benefits of each Participant under the Plan and all other plans and other arrangements that are treated as single plan with this Plan under Sections 1.409A-1(c) and 1.409A-3(j)(4)(ix) Treasury Regulation (collectively, the “Other Arrangements”) are distributed within twelve (12) months following the date that all necessary action to terminate and liquidate the Plan and the Other Arrangements is irrevocably taken; and

(3)All Other Arrangements are terminated and liquidated with respect to each Participant who experienced such Section 409A Change in Control. For purposes of any Section 409A Change in Control that results from an asset purchase transaction, the applicable “service recipient” (within the meaning of Code Section 409A) with the discretion to liquidate and terminate the Plan, the Plan and the Other Arrangements shall be the “service recipient” that is primarily liable immediately after the transaction for the payment of the Plan benefits.

(c)The Compensation Committee may terminate and liquidate the Plan for any other reason, provided that:

(1)The termination and liquidation of the Plan does not occur proximate to a downturn in the financial health of the Company and its Affiliates;

(2)The Company and all of its Affiliates terminate and liquidate all Other Arrangements;

(3)No payments in liquidation of the Plan are made within twelve (12) months of the date that the Compensation Committee takes all necessary action to irrevocably terminate and liquidate the Plan, other than payments that would be payable under the terms of the Plan if the action to terminate and liquidate the Plan had not occurred;

(4)All payments are made within twenty-four (24) months of the date that the Compensation Committee takes all necessary action to irrevocably terminate and liquidate the Plan; and

(5)The Company and all Affiliates do not adopt any Other Arrangement at any time during the three (3) year period following the date the Company takes all necessary action to irrevocably terminate and liquidate the Plan.

(d)The Compensation Committee may terminate and liquidate the Plan upon such other events and conditions as permitted under Section 409A.

This Section 10.2 shall be construed and administered in a manner consistent with Section 409A and Section 1.409A-3(j)(4)(ix) of the Treasury Regulations.

ARTICLE XI
MISCELLANEOUS

11.1Unfunded and Unsecured. The Plan shall at all times be considered entirely unfunded both for tax purposes and for purposes of Title I of ERISA and no provision shall at any time be made with respect to segregating assets of an Employer for payment of any amounts under the Plan.  No Participant or any other person shall have any interest in any particular assets of an Employer by reason of the right to receive a benefit under the Plan.  To the extent the Participant or any other person acquires a right to receive benefits under the Plan, the Participant or such other person shall have the status of a general unsecured creditor of the applicable Employer.  The Plan constitutes a mere unsecured, unfunded promise by the applicable Employer for the payment of benefits payable under the Plan to the Participants in the future.  Nothing contained in the Plan shall constitute a guaranty by an Employer or any other person or entity that any funds in any trust or the assets of the Employer will be sufficient to pay any benefit under the Plan.  No Participant shall have any right to a benefit under the Plan except in accordance with the terms of the Plan.

11.2Restriction Against Assignment. The Employer shall pay all amounts payable hereunder only to the person or persons designated by the Plan and not to any other person or entity.  The right of any Participant to receive any benefits under the Plan shall not be alienable or transferable by the Participant or the Participant’s Beneficiary by assignment or any other method, and shall not be subject to any right, claim, lien, judgment, execution, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment by any creditors of any Participant or a Participant’s Beneficiary.  No part of a Participant’s Accounts shall be subject to any right of offset against or reduction for any amount payable by the Participant or Beneficiary, whether to the Employer or any other party, under any arrangement other than under the terms of this Plan.

11.3Trust.

(a)Discretionary Establishment of Trust. Notwithstanding anything to the contrary, an Employer may establish one or more accounts, funds or grantor trusts (the “Trust”) to reflect obligations under the Plan and may make such investments as it may deem desirable to assist in meeting such obligations.  An Employer may transfer money or other property to any such Trust, and the Trust shall pay Plan benefits to Participants and their Beneficiaries out of the Trust Fund.

Such trust or trusts may be irrevocable, but shall provide that in the event of the insolvency of the Employer, the assets of the trust or trusts shall be subject to the claims of the Employer’s creditors. No Participant or Beneficiary shall have any preferred claim to, or any beneficial ownership interest in, any assets of the Trust, and Participants shall have the status of general unsecured creditors of the Employer.

(b)Interrelationship of the Plan and the Trust. The provisions of the Plan shall govern the rights of a Participant to receive distribution of benefits under the Plan.  The provisions of the Trust shall govern the rights of the Employer and any delegate thereof, Participants and the creditors of the Employer to the assets transferred to the Trust. The Employer shall at all times remain liable to carry out its obligations under the Plan.

(c)Distributions From the Trust.  An Employer’s obligations under the Plan may be satisfied with Trust assets distributed pursuant to the terms of the Trust, and any such distribution shall reduce the Employer’s obligations under the Plan.

11.4Withholding. The Participant shall make appropriate arrangements with the Employer for satisfaction of any federal, state or local income tax withholding requirements, Social Security and other employee tax or other requirements applicable to the granting, crediting, vesting or payment of benefits under the Plan. There shall be deducted from each payment made under the Plan or any other compensation payable to the Participant (or Beneficiary) all taxes which are required to be withheld by the Employer in respect to such payment or this Plan.  The Employer shall have the right to reduce any payment (or other compensation) by the amount of cash sufficient to provide the amount of said taxes.

11.5Payment in Event of Incapacity. If any individual entitled to receive any payment under the Plan is, in the judgment of the Administrative Committee, physically, mentally or legally incapable of receiving or acknowledging receipt of the payment, and no legal representative has been appointed for the individual, the Administrative Committee may (but is not required to) cause the payment to be made to any one or more of the following as may be chosen by the Administrative Committee: the Beneficiary; the institution maintaining the individual; a custodian for the individual under the Uniform Transfers to Minors Act of any state; or the individual’s spouse, child, parent, or other relative by blood or marriage. The Administrative Committee is not required to see to the proper application of any such payment, and the payment completely discharges all claims under the Plan against the Employer, and the Plan to the extent of the payment.

11.6Protective Provisions.  The Participant shall cooperate with the Employer by furnishing any and all information requested by the Administrative Committee to facilitate the administration of the Plan and the payment of benefits hereunder, taking such physical examinations as the Administrative Committee may deem necessary with respect to a determination of Disability and taking such other actions as may be requested by the Administrative Committee.  If any fact relating to a Participant or a Beneficiary has been misstated, the correct fact may be used to determine the amount of benefit payable to such Participant or Beneficiary.

11.7Compliance with Section 409A.  The Employer intends that the Plan and all deferred compensation under the Plan be structured so as to comply with, or, as applicable, be excepted from, Section 409A, such that there are no adverse tax consequences, interest or penalties incurred as a result of such deferred compensation.  Notwithstanding the Employer’s intention, if any deferred compensation under the Plan, including any payment, distribution, transaction or any other action or arrangement contemplated by the provisions of the Plan would violate Section 409A or, if intended to be excepted from 409A, would become subject to 409A, unless the Employer expressly determines otherwise, the Compensation Committee may adopt such policies, procedures and/or amendments to the Plan, and take such other actions as it deems reasonably necessary or appropriate, without the consent of any Participant, to (a) cause the Plan and the respective payment, distribution, transaction or other action or arrangement to comply with 409A and/or, as applicable, to be excepted from 409A and (b) preserve the intended tax treatment of any such payment, distribution, transaction or other action or arrangement. In such case, the related provisions of the Plan will be deemed modified, or, if necessary, rescinded, including retroactively, in order to comply with the requirements of Section 409A to the extent determined by the Compensation Committee.  This Plan will be construed and administered to the fullest extent possible in accordance with the Employer’s intentions as set forth in this Section 11.7.

11.8Recovery of Overpayments. In the event any payments under the Plan are made on account of a mistake of fact or law, the recipient shall return such payment or overpayment to the Employer as requested by the Employer.

11.9Employment Not Guaranteed.  Nothing contained in the Plan nor any action taken hereunder shall be construed to constitute a contract of employment between the Employer and any Participant or as giving any Participant any right to continue the provision of services in any capacity whatsoever to the Employer.

11.10Participants Should Consult Advisors.  The Employers, the Board, the Administrative Committee and the Benefits Committee make no representation or warranty with respect to the tax, financial, estate planning or other legal implications of participation in the Plan.  Participants should consult with their own tax, financial and legal advisors with respect to their participation in the Plan.

11.11Successors. Except as otherwise expressly provided in the Plan, all obligations of an Employer under the Plan are binding on any successor to the Employer whether the successor is the result of a direct or indirect purchase, merger, consolidation or otherwise of all of the business and/or assets of the Employer.

11.12Indemnification.  To the extent provided for in the Company bylaws or similar governing document, the Company shall indemnify and hold harmless each member of the Board, each member of the Benefits Committee, each member of the Administrative Committee, and each officer and employee of the Company or an Affiliate to whom are delegated duties, responsibilities, and authority with respect to this Plan against all claims, liabilities, fines and penalties, and all expenses reasonably incurred by or imposed upon him or her (including but not limited to reasonable attorney fees) which arise as a result of his or her actions or failure to act in connection with the operation and administration of this Plan to the extent lawfully allowable and to the extent that such claim, liability, fine, penalty, or expense is not paid for by liability insurance purchased or paid for by the Company or an Affiliate.  Notwithstanding the foregoing, the Company shall not indemnify any person for any such amount incurred through any settlement or compromise of any action unless the Company consents in writing to such settlement or compromise.

11.13Headings.  Headings and subheadings in this Plan are inserted for convenience of reference only and are not to be considered in the construction of the provisions hereof.

11.14Construction of Provisions.  If any misunderstanding or ambiguity arises concerning the meaning of any of the provisions of the Plan, the Administrative Committee has the sole right to construe such provisions.  The Administrative Committee’s decision is final.  All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, or neuter, as the identity of the person or persons may require.  As the context may require, the singular may be read as the plural and the plural as the singular. Any reference in this Plan to a statute or regulation shall be considered also to mean and refer to any subsequent amendment or replacement of that statute or regulation.  The term “spouse”, as used in this Plan, shall mean the person to whom the Participant is married at the relevant time which marriage is effective under the laws of the state in which the marriage was contracted, including a person legally separated but not under a decree of absolute divorce.

11.15Governing Law.  This Plan shall be subject to and construed in accordance with the laws of the State of Oklahoma to the extent not preempted by federal law.

IN WITNESS WHEREOF, the Benefits Committee has caused this amendment and restatement of the Plan to be executed by its duly authorized representative this 27th day of January, 2015.

By:	/s/J. Kevin Vann
J. Kevin Vann
Benefits Committee Member

By:	/s/Alan Harrison
Alan Harrison
Benefits Committee Member

By:	/s/Charla Isbell
Charla Isbell
Benefits Committee Member